Exhibit 5.1

KPMG LLP

205 5th Avenue SW

Suite 3100

Calgary AB T2P 4B9

Tel (403) 691-8000

Fax (403) 691-8008

www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Pembina Pipeline Corporation

We consent to the use of our reports dated November 18, 2021, on the consolidated financial statements of Pembina Pipeline Corporation and subsidiaries, which comprise the consolidated statements of financial position as at December 31, 2020 and December 31, 2019, the related consolidated statements of earnings (loss) and comprehensive income (loss), changes in equity, and cash flows for each of the years then ended, and the related notes, and on the effectiveness of internal control over financial reporting as of December 31, 2020, which are incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus included in registration statement on Form F-10 dated November 18, 2021 of Pembina Pipeline Corporation.

/s/ KPMG LLP

Chartered Professional Accountants

November 18, 2021

Calgary, Canada

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